UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/10/2009

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2009, Jonathan Ewert, former Senior Vice President, Corporate Development, and LookSmart, Ltd. (the "Company") entered into a Severance Agreement and General Release (the "Release Agreement"). The Release Agreement sets forth the terms and provisions of Mr. Ewert's separation from the Company on June 1, 2009 as well as certain severance payments by the Company to Mr. Ewert following such separation. Pursuant to the Release Agreement among other terms and conditions, Mr. Ewert executed a release with respect to any claims or causes of action relating to Mr. Ewert's employment by the Company or his separation from the Company. Further, Mr. Ewert and the Company agreed that the Company would make a severance payment to Mr. Ewert in the amount of $163,350.00 (less required withholdings and authorized deductions) representing six months of Mr. Ewert's base salary puls 50% of Mr. Ewert's annual target bonus. In addition, the Company agreed to pay Mr. Ewert's monthly health insurance premiums for his COBRA coverage as they become due covering the period from June 2009 until the earlier of the date Mr. Ewert accepts other employment or December 31, 2009. The Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

Item 9.01.    Financial Statements and Exhibits

99.1 Severance Agreement and General Release dated June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: June 10, 2009	By:	/s/ Edward West
Edward West
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
EX-99.1	Severance Agreement and General Release